Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form S-4 of Novavax, Inc. of our report dated June 4, 2013 relating to the consolidated financial statements of Isconova AB for the year ended December 31, 2012, which appears in such Registration Statement. We also consent to the use of our name as it appears under the caption “Experts.”

/s/ Öhrlings PricewaterhouseCoopers AB

June 17, 2013